SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    October 16, 2002

ADVANCED MICRO DEVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-7882	94-1692300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place, P.O. Box 3453 Sunnyvale, California	94088-3453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (408) 732-2400

Item 5.    Other Events.

On October 16, 2002, AMD reported sales of $508,227,000 and a net loss of $254,171,000, for the quarter ended September 29, 2002. The net loss amounted to $0.74 per share, presented in accordance with generally accepted accounting principles (GAAP).

Third quarter sales declined by 34 percent from the third quarter of 2001 and by 15 percent from the second quarter of 2002. In the third quarter of 2001, AMD reported total sales of $765,870,000 and a net loss of $186,929,000, or $0.54 per share. Excluding the effects of restructuring and other special charges1, the 2001 third quarter loss was $97,424,000, or $0.28 per share. In the second quarter of 2002, AMD reported sales of $600,299,000 and a net loss of $184,938,000, or $0.54 per share.

For the first nine months of 2002, sales declined by 32 percent from the first nine months of 2001. AMD reported sales for the first nine months of 2002 of $2,010,599,000 and a net loss of $448,272,000 or $1.31 per share. For the first nine months of 2001, AMD reported sales of $2,939,881,000 and a net loss of $44,739,000, or $0.14 per share. Excluding the effects of restructuring and other special charges1, net income for the first nine months of 2001 was $44,766,000, or $0.13 per diluted share.

1
Third quarter and the first nine months of 2001 special charges included restructuring and other special charges of $89.3 million, impaired investments of $22.0 million, and additional inventory provisions of $6.9 million.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)    Exhibits

Number	Exhibit
99.1	Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: October 17, 2002	By:	/s/ ROBERT J. RIVET
Robert J. Rivet Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1	Financial Statements